Exhibit 10(v)

                            FPL GROUP, INC.
                   EMPLOYEE RETENTION BONUS PLAN

Section 1.  General

Effective November 6, 2000, FPL GROUP, INC. ("the Company") hereby establishes the FPL GROUP EMPLOYEE RETENTION BONUS PLAN (the "Plan") to provide certain employees of the Company and its affiliates ("Affiliates") with incentive to remain in the employment of the Company (or its successor) or an Affiliate.
 The Plan is intended to constitute a bonus program within the meaning of U.S. Department of Labor Regulation Section 2510.3-2 (c), and not an "employee pension benefit plan," as defined in Labor Regulation Section 2510.3-2 (c).

Section 2.  Definitions

The following terms when used herein shall have the designated meaning unless a different meaning is plainly required by the context in which the term used:

(a) "Administrator" shall mean the officer or officers of the Company designated by the Compensation Committee of the Board, or, in the absence of such designation, the Vice President of Human Resources of the Company.

(b) "Affiliate" shall mean: (i) an entity that, directly or through one or more intermediaries, is controlled by the Company; and (ii) an entity in which the Company has a significant equity interest as determined by the Administrator.

(c) "Agreement of Merger" shall mean the Agreement and Plan of Merger among the Company, Entergy Corporation, WCB Holding Corp., Ranger Acquisition Corp., and Ring Acquisition Corp. dated as of July 30, 2000.

(d) Base Pay" shall mean the total salary or wage for one year's service, divided by twelve, under the monthly, semi-monthly, bi-weekly, daily or hourly base rates in effect on the date of Closing (except as is otherwise provided in this Plan). Base Pay shall include any amounts contributed by the Participant to any retirement plan of the Company which, pursuant to Section 401 (k) of the Internal Revenue Code, are not included in the gross income of the Participant in the taxable year in which such contributions are made, and including amounts contributed by the Participant to any welfare benefit plans maintained by the Company through a reduction in the Participant's compensation which pursuant to Section 125 of the Internal Revenue Code, are not included in the gross income of the Participant for the taxable year in which such amounts are contributed, but exclude overtime earnings, lump sum payments, or any special or extra compensation paid to a Participant. The Administrator's determination of Base Pay shall be binding and conclusive.

(e)  Board" shall mean the Board of Directors of FPL Group, Inc.

(f) "Cause" to terminate the Participant's employment shall exist if he or she (1) engages in one or more acts constituting a felony or involving fraud or serious moral turpitude; (2) willfully refuses (except by reason of incapacity due to accident or illness) substantially to perform his duties;
(3) misappropriates assets of the Company; or (4) engages in gross or willful misconduct materially injurious to the Company.

(g) "Closing" shall mean the closing date of the mergers contemplated by the Agreement of Merger.

(h)  "Company" shall mean FPL Group, Inc. and any successor.

(i)  "Director" shall mean an individual who is a member of the Board.

(j)  "Good Reason" shall be deemed to exist under the following circumstances:


     (1) The Company has reduced the employee's Base Pay as in effect on July 30, 2000; or

     (2) The Company has required the employee to be based at a location which will increase his or her present commute from his residence by more than 100 miles each way, in which case Good Reason shall not be deemed to exist until the date the employee is required to report to the new location.

(k) "Participant" shall mean an employee selected by the Administrator to participate in this Plan, but in no event shall a Participant include any employee covered by the terms of a separate written employment agreement with the Company.

(l)  "Plan" shall mean the FPL Group Employee Retention Bonus Plan.

(m) "Retention Bonus" shall mean the cash bonus payable to a Participant pursuant to this Plan.

Section 3.  Participation

The Administrator shall select as Participants those individuals who are critical to the ongoing operations of the Company, those whose departure would cause substantial disruption to operations or customer service and those who are instrumental and absolutely needed between the signing of the Agreement of Merger and the Closing, including those who are critical to due diligence, closure and post-closing activities. The Administrator shall designate employees eligible to participate in the Plan by written notice to the employee, and shall assign each employee so designated to a level of benefits, as set forth in Section 5.

Section 4.  Entitlement to Benefits

A Participant who (i) satisfies the requirements for receipt of a Retention Bonus set forth in this Plan, and (ii) executes an acknowledgement and waiver agreement in such form and containing such terms and conditions as may be acceptable to the Company, shall be entitled to benefits under Section 5 of the Plan.

Section 5.  Benefits

A Participant's Retention Bonus shall be determined in accordance with the following designations, as determined by the Administrator:

(a) Level I - Participants who are determined to be critical to the Closing of the merger contemplated by the Agreement of Merger and who are determined to have high employment marketability outside of the Company or any Affiliate and/or are susceptible to resign from their employment with the Company or any Affiliate as a result of the merger shall receive a Retention Bonus of up to twelve months of Base Pay.

(b)  Level II   -  Participants who are determined to be critical to either the operations of the Company or any Affiliate or to the Closing of the merger contemplated by the Agreement of Merger and who are determined to have high employment marketability outside of the Company or any Affiliate and/or are susceptible to resign from their employment with the Company or any Affiliate as a result of the merger shall receive a Retention Bonus of up to eighteen months of Base Pay.

(c)  Level III   -   Participants who are determined to be critical to the
operations of the Company or any Affiliate and to the Closing of the merger contemplated by the Agreement of Merger shall receive a Retention Bonus of up to twenty-four months of Base Pay.

The exact amount of each Participant's Retention Bonus shall be determined by the Administrator and communicated to the Participant in writing.

Section 6.  Requirement of Continued Employment

A Participant shall not be entitled to receive payment of his Retention Bonus under this Section 6 unless:

(a) He or she remains actively employed by the Company or an Affiliate (or any successors thereto) until the date on which the final installment payment is due under Section 9;

(b) His or her employment with the Company or an Affiliate (or any successors thereto) has been terminated by the Company for reasons other than for Cause prior to the date the final installment payment is due under Section 9; or

(c) His or her employment with the Company or an Affiliate (or any successors thereto) has been terminated by the Participant for Good Reason prior to the date the final installment payment is due under Section 9.

The Administrator's determination of Cause and Good Reason shall be final and binding. Notwithstanding anything to the contrary, the Administrator may shorten the continued employment requirements and accelerate payment in individual circumstances.

Section 7.  Effect of Termination of the Agreement of Merger

In the event the Agreement of Merger is terminated (for any reason) after the Company's shareholders approve the Merger, each Participant who (i) remains an employee of the Company or an Affiliate on the date of termination of the Agreement of Merger; (ii) has been terminated from employment by the Company or an Affiliate for any reason other than for Cause prior to the date of the termination of the Agreement of Merger; or (iii) has voluntarily terminated his or her employment for Good Reason prior to the date of the termination of the Agreement of Merger, shall receive a cash bonus equal to 25% of the Retention Bonus which would otherwise be payable hereunder. For purposes of this payment, Base Pay shall be determined as of the date of the termination of the Agreement of Merger. This payment shall be in lieu of the payment provided in Section 5.

Section 8. Payment in the Event of Participant's Early Retirement or Voluntary Separation

In the event the Company or an Affiliate chooses to implement an Early Retirement or Voluntary Severance Program during the period of time after the Closing but prior to the first anniversary of the Closing, any Employee who elects to participate in those programs and as a result of such election fails to fulfill the employment requirements of this Plan shall forfeit his or her entitlement to any remaining payments under the Plan. In the event the Company allows an Employee to postpone his or her voluntary termination until after the Requirement of Continued Employment contained in Section 6 has been fulfilled, the Employee will not forfeit his or her Retention Bonus payments solely because of the severance or retirement program election.

Section 9.  Payment in the Event of Death or Disability

(a) In the event of the Employee's death or disability prior to the date upon which the first installment of the Retention Bonus is payable, the Employee shall be entitled to a cash bonus equal to that first installment (i.e., 50% of the Retention Bonus). In the event of the Employee's death or disability after the first installment has been paid, the Employee shall be entitled to a cash bonus equal to the second installment of the Retention Bonus (i.e., the remaining 50% of the Retention Bonus) that would otherwise be payable. In the event of the Death or Disability of the Participant after the termination of the Agreement of Merger, no additional payments under this Plan shall be due.
 For purposes of this payment, Base Pay shall be determined as of the Participant's date of death or disability.

(b) If a Participant shall be or become physically or mentally incompetent to receive such benefit, the Company, in its sole and absolute discretion, may make payment in one or more of the following ways: (i) directly to such Participant; (ii) to his or her legal guardian or conservator; or (iii) to his or her spouse or to any person charged with his or her support, to be expended for his or her benefit. The decision of the Company shall be final and binding upon all parties in interest. Any such payment shall completely discharge the obligation of the Company with regard to such payment.

(c) Upon the death of a Participant, benefits payable to the Participant under this Plan shall be paid to the spouse to whom the Participant was married on the date of his death. If the Participant was not married at the time of his or her death, such benefits shall be paid to the Participant's estate.

Section 10.  Payment

(a) The Retention Bonus payable to a Participant who has satisfied the requirements of Section 6 shall be paid in two installments. The first installment shall be payable as soon as is administratively practicable after the date of the Closing, and shall equal 50% of the Retention Bonus otherwise due. The second installment of the Retention Bonus shall be payable as soon as is administratively practicable following the first anniversary of the Closing, and shall equal the remaining 50% of the Retention Bonus otherwise due.

(b) Payment of the Retention Bonus under the provisions of Section 7 following the termination of the Agreement of Merger shall be paid as soon as is administratively practicable following the date of the termination of the Agreement of Merger.

(c) Payment of the Retention Bonus under the provisions of Section 8 following the death or disability of a Participant shall be paid as soon as is administratively practicable following the death or determination of disability of the Participant.

(d) Payment of amounts due under the Plan shall be made by Company check mailed to the Participant at the last known address of the Participant in the possession of the Company. The Company shall withhold from any payments hereunder federal income taxes at the rate of 28% (or such other rate as may be applicable to supplemental wages), Social Security and Medicare taxes as applicable, and any additional state and local taxes as required by law.

(e) The Company shall have the right to terminate payments if the Participant breaches his obligations under the Plan.

(f) The Administrator shall have sole discretion and authority to accelerate any payments due to Participants under the Plan.

Section 11.	Administration

The Administrator shall have full power and authority to carry out the provisions of the Plan, including the authority to construe, interpret and administer the Plan, to select the employees to become participants in the Plan and to determine the level of benefits to be provided to each Participant. Decisions of the Administrator shall be final, conclusive and binding on all parties. The Compensation Committee of the Board has all the power and authority of the Administrator and may act in lieu of the Administrator at any time.

Section 12.  Confidentiality

This Plan is confidential. A Participant shall not disclose, publicize, or discuss any of the terms or conditions of the Plan (and related agreement described in Section 4) with anyone, except his or her spouse, attorney, accountant and/or manager or supervisor. In the event the Participant discloses this Plan (and related agreement as described in Section 4) or any of its terms or conditions to his spouse, attorney, accountant and/or manager or supervisor, it shall be the Participant's duty to advise said individual(s) of the confidential nature of this Plan (and related agreement as described in Section 4); and direct them not to disclose, publicize, or discuss any of the terms or conditions of this Plan (and related agreement as described in Section 4) with anyone else. If the Participant discloses, publicizes, or discusses any of the terms or conditions of this Plan (and related agreement as described in Section 4) with anyone, except his or her spouse, attorney, manager or supervisor, and/or accountant, the Participant will forfeit the right to payment of the Retention Bonus.

Section 13.  Assignment of Benefits

No Participant shall have any right to assign, pledge, hypothecate, anticipate or in any way create a lien upon any amounts payable hereunder. No amounts payable hereunder shall be subject to assignment or a transfer or otherwise be alienable, either by voluntary or involuntary act or by operation of law, except as may be otherwise required by law in connection with marital, dissolution or child support obligations, or be subject to attachment, execution, garnishment, sequestration or other seizure under any legal, equitable or other process.

Section 14.  Impact on Enactment

Nothing in this Plan shall be deemed to give any person the right to be retained in the service of the Company or be deemed to interfere with the right of the Company to discharge any person.

With the exception of agreements for retention benefits which are addressed in the paragraph below, nothing contained in the Plan shall preclude a Participant from receiving, in addition to any benefits provided under this Plan, any payments under any employee benefit plan established by the Company or an Affiliate of the Company or under any agreement between the Company and the Participant. Nothing provided in this Plan shall entitle a Participant to any benefits under any other employee benefit program of the Company other than in accordance with the terms and provisions of such employee benefit programs.

This Plan shall supersede any and all prior oral or written agreements, negotiations, commitments, and understandings with respect to the Participants' retention benefits and render such agreements, negotiations, commitments, and understandings null and void. However, notwithstanding anything to the contrary in this paragraph, this Section 14 shall not apply to any written retention agreement executed by the Participant and signed by an officer of FPL Group, Inc., prior to the date the Participant executes the agreement required by Section 4 of this Plan.

Section 15.  Disputes

In the event of a dispute as to the interpretation or application of or an alleged breach of this Plan, the Participant agrees that such dispute shall be heard by a judge, not a jury, in Palm Beach County, Florida, Circuit Court, or the United States District Court for the Southern District of Florida. The Participant further agrees that this Plan shall be governed by the laws of the State of Florida.

Section 16.  Amendment and Termination

This instrument, which sets forth all of the provisions of the Plan, shall supersede any and all prior oral or written negotiations, commitments, understandings and writing with respect to retention benefits for eligible employees.

The Administrator may, by written instrument, amend or terminate the Plan, in whole or in part, at any time but in no event shall any amendment or termination adversely affect the rights of any Participant with respect to any Retention Bonus previously awarded to him or her.

Section 17.  Miscellaneous

(a) Any Retention Bonus payable hereunder shall be in addition to and not in lieu of any severance payments due a Participant pursuant to any severance plan or agreement applicable to such Participant.

(b) No Retention Bonus payable hereunder shall be considered compensation for purposes of any other benefit plan; provided however, that the Retention Bonus will be considered as incentive compensation for purposes of the Deferred Compensation Plan of FPL Group, Inc. and Affiliates.

(c)This program shall be interpreted and construed under the laws of the State of Florida.

(d) Subject to Section 13, this Plan shall be binding upon the Company and any and all of its successors, assigns and transferees.

(e) The masculine gender, where appearing in this Plan, shall include the feminine gender (and vice-versa), and the singular shall include the plural, unless the context clearly indicates to the contrary. Headings and sub-headings are for ease of reference only. If any provision of the Plan is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or would disqualify the Plan under any law deemed applicable by the Administrator, such provisions shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction or person, and the reminder of the Plan shall remain in full force and effect.


Section 18.  Funding

Benefits payable under the Plan shall constitute an unfunded general obligation of the Company payable from its general assets, and the Company shall not be required to establish any special fund or trust for purposes of paying benefits under the Plan. No Participant shall have any vested right to any particular assets of the Company as a result of participation in the Plan, and each Participant shall be a general creditor of the Company.

IN WITNESS WHEREOF, FPL Group, Inc. has caused this instrument to be executed as of November 6, 2000 by its duly authorized officer.

FPL GROUP, INC.


By: _______________________________

Name:  Dennis P. Coyle

Title:  General Counsel and Secretary